Exhibit 99.1

FOR IMMEDIATE RELEASE

SBA Announces Offering of $650 Million of Senior Notes by SBA Telecommunications

Boca Raton, Florida, July 10, 2012

SBA Communications Corporation (NASDAQ: SBAC) (“SBA”) announced today that its wholly owned subsidiary, SBA Telecommunications, Inc. (“Telecommunications”), intends to offer, in a private offering, $650 million of Senior Notes due 2020 (the “Notes”), which will be guaranteed on a senior, unsecured basis by SBA.

Telecommunications intends to use the net proceeds from this offering to (1) repay amounts outstanding under the Bridge Loan under which a subsidiary of SBA borrowed an aggregate principal amount of $400.0 million in connection with the Mobilitie transaction and (2) repay a portion of the amounts outstanding under the Revolving Credit Facility.

The Notes will be offered only to qualified institutional buyers under Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to non-U.S. persons in transactions outside the United States under Regulation S under the Securities Act. The Notes have not been registered under the Securities Act, or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. Telecommunications and SBA have agreed to file a registration statement with the Securities and Exchange Commission (the “SEC”) pursuant to which Telecommunications will either offer to exchange the Notes for substantially similar registered notes or register the resale of the Notes. This press release does not and will not constitute an offer to sell any of the Notes or the solicitation of an offer to buy the Notes, nor shall there be any sale of the Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About SBA Communications Corporation

SBA Communications Corporation is a first choice provider and leading owner and operator of wireless communications infrastructure in North and Central America. By “Building Better Wireless”, SBA generates revenue from two primary businesses - site leasing and site development services. SBA’s primary focus is the leasing of antenna space on its multi-tenant towers to a variety of wireless service providers under long-term lease contracts.

Information Concerning Forward-Looking Statements

This press release includes forward-looking statements regarding the offering of the Notes. These forward-looking statements may be affected by risks and uncertainties in SBA’s business and market conditions. This information is qualified in its entirety by cautionary statements and risk factor disclosure contained in SBA’s SEC filings, including SBA’s report on Form 10-K filed with the SEC. SBA wishes to caution readers that certain important factors may have affected and could in the future affect SBA’s actual results and could cause SBA’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of SBA, including the risk that the offering of the Notes cannot be successfully completed. SBA undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date hereof.

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Contacts:

Mark DeRussy, CFA

Capital Markets

561-226-9531

Lynne Hopkins

Media Relations

561-226-9431

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Your Signal Starts Here.